Exhibit 99.1

FOR IMMEDIATE RELEASE	October 4, 2010
Parkvale Financial Corporation declares cash dividend
     Parkvale Financial Corporation, Monroeville, PA (NASDAQ: PVSA) announced that at its meeting held on September 30, 2010, the Board of Directors declared a quarterly cash dividend of $0.02 per common share. The dividend will be paid on October 27, 2010 to shareholders of record at the close of business on October 12, 2010. This dividend compares to a common stock dividend of $0.05 per share paid during the previous quarter.
     Robert J. McCarthy, Jr., President and CEO stated: “The core earnings of the Bank are strong and we are “well capitalized” by all regulatory standards; however, the continuing high unemployment rate and weak housing market creates a level of uncertainty that influenced our decision to temporarily reduce the cash dividend. While this more conservative dividend will help build capital and further strengthen our balance sheet, it provides a yield that, in today’s financial climate, remains competitive.”
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Tri-State area around Pittsburgh and assets of $1.8 billion at June 30, 2010.
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Contact:	Robert J. McCarthy, Jr.	Gilbert A. Riazzi
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4804
email: gil.riazzi@parkvale.com